Exhibit (99)-2
BURKE CAPITAL GROUP, L.L.C.
SUITE 1400
945 EAST PACES FERRY ROAD
ATLANTA GA 30326
Superior Bancorp
17 North 20th Street
Birmingham, AL 35203
     We hereby consent to the inclusion of our opinion letter dated April 29, 2006 to the Board of Directors of Superior Bancorp, as Annex B to the joint proxy statement-prospectus, which forms a part of the Registration Statement on Form S-4 of Superior Bancorp and to the references to our name and to the description of such opinion in the proxy statement-prospectus. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that would come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commissions promulgated thereunder.

Burke Capital Group, L.L.C.

Atlanta, Georgia
August 3, 2006